DORSEY & WHITNEY
               A partnership Including Professional Corporations

                           2200 FIRST BANK PLACE EAST
                          MINNEAPOLIS, MINNESOTA 55402
                                 (612)340-2600
                                 TELEX 29-0605
                           TELECOPIER (612) 340-2868

Voyageur U.S. Government Securities Fund, Inc.
100 South Fifth Street; Suite 2300

Minneapolis, Minnesota 55402

Dear Sir/Madam:

     Reference is made to the Registration Statement on Form N-1A (File No. 33-16270) which you have filed with the Securities and Exchange commission pursuant to the Securities Act of 1933 for the purpose of registering for sale by the Voyageur U.S. Government Securities Fund, Inc. (the "Fund") of an indefinite number of shares of the Fund's Common Stock, par value $.01 per share.

     We are familiar with the proceedings to date with respect to the proposed sale by the Fund, and have examined such records, documents and matters of law and have satisfied ourselves as to such matters of fact as we consider relevant for the purposes of this opinion.

     We are of the opinion that:

     (a)  The Fund is a legally organized corporation under Minnesota law.

     (b) The shares of common Stock to be sold by the Fund will be legally issued, fully paid and nonassessable when issued and sold upon the terms an din the manner set forth in said Registration Statement of the Fund.

     We consent to the reference to this firm under the caption "Custodian; Dividend Disbursing, Administrative and Accounting Services Agent; Counsel; Accountants" in the Statement of Additional Information and to the use of this opinion as an exhibit to the Registration Statement.

     Dated: October 14, 1987

                                   Very truly yours,

                                   /s/Dorsey & Whitney
                                   --------------------------------
                                      DORSEY & WHITNEY